Exhibit 99.1

For more information, contact:

Katharine Raymond

Investor Relations Coordinator

Acxiom Corporation

(501) 342-1321

EACXM

Acxiom Announces Final Results of Tender Offer

LITTLE ROCK, Ark. — September 18, 2006 — Acxiom® Corporation (Nasdaq: ACXM) today announced the final results of its modified “Dutch auction” tender offer to purchase up to 11,111,111 shares of the company’s common stock, which expired at 5:00 p.m., New York City time, on Tuesday, September 12, 2006.

Acxiom has accepted for payment an aggregate of 11,111,111 shares of its common stock at a purchase price of $25.00 per share and an aggregate purchase price of approximately $277.8 million. These shares represent approximately 12.6% of the shares outstanding as of August 31, 2006. Acxiom has been informed by Computershare Trust Company, N.A., the depositary for the tender offer, that the final proration factor for the tender offer is 73.868515%.

Based on the final count by the depositary (and excluding conditional tenders that were not accepted because the specified condition was not satisfied), 15,053,367 shares were properly tendered and not withdrawn at a price of $25.00 per share. Any shares that were not properly tendered will be returned promptly to the tendering stockholders.

Payment for the shares accepted for purchase, and return of all shares tendered and delivered and not accepted for purchase, will be carried out promptly by the depositary. As a result of the completion of the tender offer, Acxiom has approximately 77.4 million shares of common stock outstanding.

Any questions with regard to the tender offer may be directed to Innisfree M&A Incorporated, the Information Agent for the Offer, at (877) 750-9497, or the Dealer Managers for the Offer, J.P. Morgan Securities Inc. at (877) 371-5947 or Stephens Inc. at (800) 643-9691.

About Acxiom

Acxiom Corporation (Nasdaq: ACXM) integrates data, services and technology to create and deliver customer and information management solutions for many of the largest, most respected companies in the world. The core components of Acxiom’s innovative solutions are Customer Data Integration (CDI) technology, data, database services, IT outsourcing, consulting and analytics, and privacy leadership. Founded in 1969, Acxiom is headquartered in Little Rock, Arkansas, with locations throughout the United States and Europe, and in Australia and China.

For more information, visit www.acxiom.com.

Some of the statements included herein involve forward-looking information. Acxiom cautions that these statements involve known and unknown risks and that there can be no assurance that such results will occur. There are various important factors that could cause actual results to differ materially from those indicated in the forward-looking statements, such as, but not limited to, the ability of Acxiom and the depositary to timely complete the remaining steps in the tender offer and other factors discussed in Acxiom’s Form 10-K for the year ended March 31, 2006, and its Form 10-Q for the quarter ended June 30, 2006. Acxiom undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.